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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )*

                         American Dental Partners, Inc.
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    025353103
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / / Rule 13d-1(b)
        / / Rule 13d-1(c)
        /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 32 Pages

CUSIP NO. 025353103                    13G                    PAGE 2 OF 32 PAGES

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Summit Ventures IV, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER

                                        0 shares

        NUMBER OF         ------------------------------------------------------
         SHARES            6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7   SOLE DISPOSITIVE POWER
          WITH
                                        0 shares

                          ------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                        2,376,162 shares

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,376,162 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                31.95%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

                PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 32 Pages

CUSIP NO. 025353103                    13G                    PAGE 3 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners IV, L.P.

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162  shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 32 Pages

CUSIP NO. 025353103                    13G                    PAGE 4 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Investors II, L.P.

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
         EACH
      REPORTING           ------------------------------------------------------
        PERSON             7    SOLE DISPOSITIVE POWER
         WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /



--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 32 Pages

CUSIP NO. 025353103                    13G                    PAGE 5 OF 32 PAGES

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stamps, Woodsum & Co. IV

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 32 Pages

CUSIP NO. 025353103                    13G                    PAGE 6 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 E. Roe Stamps, IV

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 32 Pages

CUSIP NO. 025353103                    13G                    PAGE 7 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stephen G. Woodsum

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 32 Pages

CUSIP NO. 025353103                    13G                    PAGE 8 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Gregory M. Avis

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 32 Pages

CUSIP NO. 025353103                    13G                    PAGE 9 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 John A. Genest

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 32 Pages

CUSIP NO. 025353103                    13G                   PAGE 10 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Martin J. Mannion

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 32 Pages

CUSIP NO. 025353103                    13G                   PAGE 11 OF 32 PAGES

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Bruce R. Evans

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 32 Pages

CUSIP NO. 025353103                    13G                   PAGE 12 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Thomas S. Roberts

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 32 Pages

CUSIP NO. 025353103                    13G                   PAGE 13 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Walter G. Kortschak

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,376,162 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,376,162 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,376,162 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 31.95%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 32 Pages

CUSIP NO. 025353103                   13G                    PAGE 14 OF 32 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Joseph F. Trustey

--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         2,285,869 shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                         0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         2,285,869 shares

--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,286,869 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 30.74%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 32 Pages

                                  Schedule 13G


Item 1(a). Name of Issuer: American Dental Partners, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 301 Edgewater Place,
           Suite 320, Wakefield, MA 01880.


Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners
           IV, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John
           A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

           Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts, and Kortschak, are individual general partners of Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Mr. Trustey is an individual general partner of Stamps, Woodsum & Co. IV.

Item 2(b). Address of Principal Business Office or, if None, Residence: The
           address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV and Messrs. Stamps, Woodsum, Mannion, Genest, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV,
           L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, par value $.01

Item 2(e). CUSIP Number:  025353103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                               Page 15 of 32 Pages

                  Not Applicable.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, and Summit Investors II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,376,162 shares of Common Stock as of December 31, 1998. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, and Kortschak may be deemed to own beneficially 2,376,162 shares of Common Stock as of December 31, 1998. Mr. Trustey may be deemed to own beneficially 2,285,869 shares of Common Stock as of December 31, 1998.

                        As of December 31, 1998, Summit Ventures IV, L.P. was the record holder of 2,285,869 shares of Common Stock. As of December 31, 1998 Summit Investors II, L.P. was the record holder of 90,293 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P. and Summit Investors II, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,376,162 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV and Summit Investors II, L.P. each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, and Kortschak may be deemed to own beneficially 2,376,162 shares of Common Stock. Mr. Trustey may be deemed to own beneficially 2,285,869 shares of Common Stock.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of American Dental Partners, Inc. except in the case of Summit Ventures IV, L.P., for the 2,285,869 shares which it holds of record, and in the case of Summit Investors II, L.P., for the 90,293 shares which it holds of record.

      (b) Percent of Class:

                        Summit Ventures IV, L.P.: 31.95%
                        Summit Partners IV, L.P.: 31.95%
                        Stamps, Woodsum & Co. IV: 31.95%
                        Summit Investors II, L.P.: 31.95%
                        E. Roe Stamps, IV: 31.95%
                        Stephen G. Woodsum: 31.95%


                               Page 16 of 32 Pages

                        Martin J. Mannion: 31.95%
                        John A. Genest: 31.95%
                        Gregory M. Avis: 31.95%
                        Bruce R. Evans: 31.95%
                        Walter G. Kortschak: 31.95%
                        Thomas S. Roberts: 31.95%
                        Joseph F. Trustey: 30.74%

                        The foregoing percentages are calculated based on the 7,436,066 shares of Common Stock reported to be outstanding in a Form 10-Q for the quarterly period ended September 30, 1998.

      (c) Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                                    Summit Ventures IV, L.P.: 2,376,162 shares
                                    Summit Partners IV, L.P.: 2,376,162 shares
                                    Stamps, Woodsum & Co. IV: 2,376,162 shares
                                    Summit Investors II, L.P.: 2,376,162 shares
                                    E. Roe Stamps, IV: 2,376,162 shares
                                    Stephen G. Woodsum: 2,376,162 shares
                                    Martin J. Mannion: 2,376,162 shares
                                    John A. Genest: 2,376,162 shares
                                    Gregory M. Avis: 2,376,162 shares
                                    Bruce R. Evans: 2,376,162 shares
                                    Walter G. Kortschak: 2,376,162 shares
                                    Thomas S. Roberts: 2,376,162 shares
                                    Joseph F. Trustey: 2,285,869 shares

                        (iii) sole power to dispose or direct the disposition
                              of:

                              0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                                    Summit Ventures IV, L.P.: 2,376,162 shares
                                    Summit Partners IV, L.P.: 2,376,162 shares
                                    Stamps, Woodsum & Co. IV: 2,376,162 shares
                                    Summit Investors II, L.P.: 2,376,162 shares
                                    E. Roe Stamps, IV: 2,376,162 shares


                               Page 17 of 32 Pages

                                    Stephen G. Woodsum: 2,376,162 shares
                                    Martin J. Mannion: 2,376,162 shares
                                    John A. Genest: 2,376,162 shares
                                    Gregory M. Avis: 2,376,162 shares
                                    Bruce R. Evans: 2,376,162 shares
                                    Walter G. Kortschak: 2,376,162 shares
                                    Thomas S. Roberts: 2,376,162 shares
                                    Joseph F. Trustey: 2,285,869 shares

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certification.

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                               Page 18 of 32 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 11, 1999

SUMMIT VENTURES IV, L.P.                                     *
                                               -----------------------------
                                               E. Roe Stamps, IV
By:   Summit Partners IV, L.P.

By:   Stamps, Woodsum & Co. IV                               *
                                               -----------------------------
                                               Stephen G. Woodsum

      By:                  *
          ---------------------------------
          E. Roe Stamps, IV                                  *
          General Partner                      -----------------------------
                                               Gregory M. Avis

SUMMIT INVESTORS II, L.P.
                                                             *
                                                -----------------------------
                                                Martin J. Mannion

By:   /s/ John A. Genest
      -------------------------------
      General Partner                           /s/ John A. Genest
                                                -----------------------------
                                                John A. Genest

SUMMIT PARTNERS IV, L.P.
                                                              *
                                                -----------------------------
                                                Bruce R. Evans
By:   Stamps, Woodsum & Co. IV

                                                              *
                                                -----------------------------
                                                Walter G. Kortschak
      By:                  *
          ---------------------------------
          E. Roe Stamps
          General Partner                                     *
                                                -----------------------------
                                               Thomas S. Roberts

STAMPS, WOODSUM & CO. IV
                                                              *
                                               -----------------------------
                                               Joseph F. Trustey
By:                 *
      ------------------------------
      E. Roe Stamps
      General Partner


                               Page 19 of 32 Pages

                                                *By: /s/ John A. Genest
                                                     ---------------------------
                                                     John A. Genest,
                                                     Attorney-in-Fact


--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                               Page 20 of 32 Pages